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                                                                    EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)

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                                                                                                                  FOR THE
                                                             FOR THE FISCAL YEAR ENDED                          THREE MONTHS
                                       ----------------------------------------------------------------------      ENDED
                                       FEBRUARY 29,    FEBRUARY 27,    FEBRUARY 26,   FEBRUARY 25,   MARCH 2,     JUNE 1,
                                           1992            1993            1994           1995         1996         1996
                                       ------------   --------------   ------------   ------------   --------   ------------
Pre-tax income from continuing
  operations.........................    $ 30,533        $ 35,911        $  8,356       $ 33,228     $ 28,449     $ 13,784
                                       ------------   --------------   ------------   ------------   --------   ------------
Fixed charges:
  Interest expense and amortization
     of debt issue expense and
     original issue discount.........      16,907          19,401          21,177         14,223       14,723        4,253
Estimated portion of rental expense
  representing interest costs........      28,675          29,955          32,063         33,876       35,468        9,031
Dividends on preferred stock.........          11
                                       ------------   --------------   ------------   ------------   --------   ------------
Total fixed charges..................      45,593          49,356          53,240         48,099       50,191       13,284
                                       ------------   --------------   ------------   ------------   --------   ------------
Earnings before income taxes and
  fixed charges......................      76,126          85,267          61,596         81,327       78,640       27,068
                                        =========      ==========       =========      =========      =======   ==========
Ratio of earnings to fixed charges...         1.7             1.7             1.2            1.7          1.6          2.0
                                        =========      ==========       =========      =========      =======   ==========
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